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                                                                   EXHIBIT 10.13


This Replacement Promissory Note and payment hereof is subject to and secured by the terms of a certain Stock Pledge Agreement dated February 11, 1998 between the Maker and the Payee, the provisions of which are incorporated herein and made a part hereof. By executing below, the Maker hereby affirms the terms and conditions of such Stock Pledge Agreement and acknowledges that this Replacement Promissory Note is in substitution for, replacement of, and shall constitute the "Note" as defined in such Stock Pledge Agreement.


                          REPLACEMENT PROMISSORY NOTE
                          ---------------------------

$238,700                                                      February 11,  2000
                                                       South St. Paul, Minnesota


     FOR VALUE RECEIVED, Gary Olen, an individual resident of the State of Minnesota ("Maker"), hereby promises to pay to the order of THE SPORTSMAN'S GUIDE, INC., its successors and assigns ("Payee") at its offices located at 411 Farwell Avenue, South St. Paul, Minnesota (or at such other place as the holder hereof may specify in writing to the Maker from time to time) the principal amount of TWO HUNDRED THIRTY-EIGHT THOUSAND SEVEN HUNDRED DOLLARS ($238,700) in five (5) equal annual installments of principal and interest, such interest on the unpaid principal amount hereof to be calculated at a rate per annum equal to 5.69%.

     This Note is dated the date hereof, relates back to, and has been executed and delivered by the Maker in the amount of $238,700, in replacement of, and in substitution for, the Promissory Note issued by the Maker to the Payee dated February 11, 1998, as replaced and substituted for pursuant to a Replacement Promissory Note dated February 11, 1999 (the "Original Note").

     Interest shall accrue from the date hereof to the date of repayment of the principal amount hereof in full (calculated on the basis of the actual number of days elapsed over a year of 365 days). Annual principal and interest payments (including, interest accruing pursuant to the Original Note) shall be due and payable on each February 11, commencing February 11, 2001, at maturity (whether by acceleration or otherwise) and, after maturity, upon demand. The amount of any payment shall be applied first to the payment of accrued interest on the unpaid principal amount hereof through the date of such payment and then to the outstanding principal.

     Overdue principal and, to the extent permitted by law, overdue interest shall bear interest at a rate per annum equal to 7.69%.

     Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, the due date thereof shall be extended to the next succeeding business day and, if payment of principal has been so extended, interest shall be payable on such principal at the applicable rate during such extension.

     This Note may be prepaid, in whole at any time and in part from time to time, without premium or penalty, on any business day.

     All payments under this Note shall be made without set-off, deduction or counterclaim on the date due in U.S. dollars and in immediately available funds.
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     Until the indebtedness evidenced hereby is paid in full, the Maker shall promptly, after obtaining knowledge, notify the Payee of the occurrence of any Event of Default or of any event, act or condition which with notice or lapse of time or both would constitute an Event of Default.

     Upon the occurrence of any of the following events (each an "Event of Default"):

     (a) default shall be made in the due and punctual payment of any principal and/or interest on this Note and such default shall continue for thirty days after written notice of such nonpayment is made by the Payee to the Maker;

     (b) the occurrence of any default or event of default under any other agreement, document or instrument executed and delivered by the Payee to the Maker whether currently in existence or entered into after the date of this Note; including without limitation, the Employment Agreement dated July 25, 1997 between Maker and Payee;

     (c) Maker commences, or there is commenced against the Maker (or any material assets of the Maker), any proceedings under any bankruptcy, insolvency, reorganization, receivership, relief of debtors, dissolution, liquidation or similar law of any jurisdiction and, if commenced against the Maker, such proceedings remain undismissed for a period of 30 days; or

     (d) Maker ceases, for any reason, to be employed by the Payee; provided, however, if Maker ceases to be employed by the Payee for reason of death or disability, such default shall not exist until 120 days after such death or disability. For purposes of this provision, disability means a mental or physical condition which causes the Maker to be unable to perform his employment duties;

then, in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Payee, by written notice to the Maker, may declare the principal of, and accrued interest in respect of, this Note to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Maker; provided, however, that if an Event of Default described in clause (c) above shall occur, the result which would otherwise occur only upon the giving of written notice as specified herein, shall occur automatically without the giving of any such notice.

     The Maker shall promptly pay all out-of-pocket costs and expenses (including attorneys' fees and expenses) reasonably incurred by Payee in connection with the enforcement or collection of this Note.

     This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota.


                                            /s/ Gary Olen
                                            ------------------
                                            Gary Olen



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